EXHIBIT 2.2

                                ESCROW AGREEMENT

            THIS ESCROW AGREEMENT (the "Agreement") is executed this ___th day of __________, 1998 by and among Consolidated Graphics, Inc., a Texas corporation ("Buyer"); and John F. Green, Lawrence Schindel, Kevin Cassis, Kenneth Lemmert and Christopher Carpenter (collectively, "Shareholders"); and John F. Green and Edward Pittman in their capacity as trustees (the "Trustees" and, together with the Shareholders, the "Sellers") of the Automated Graphic Systems, Inc. Employee Stock Ownership Plan (the "ESOP"), and _________________ as Escrow Agent (the "Escrow Agent").

            WHEREAS, pursuant to that certain Agreement and Plan of Reorganization dated _____________, 1998 by and among the Buyer, the Sellers, AGS Acquisition Co. ("Newco"), and Automated Graphic Systems, Inc. ("AGS") (the "Reorganization Agreement"), AGS will be merged into Newco on the terms and conditions specified therein (the "Merger"); and

            WHEREAS, pursuant to Section 1.4 of the Reorganization Agreement, the parties hereto have agreed to deposit $3,100,000 with the Escrow Agent to be held and distributed by the Escrow Agent on the terms and conditions contained herein so as to secure the full and prompt payment of all amounts due pursuant to Sections 12.1 and 12.4 of the Reorganization Agreement; and

            WHEREAS, the Escrow Agent is willing to hold such funds in escrow upon the terms and conditions set forth herein.

            NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements set forth herein, and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

            1. RECITALS. The foregoing recitals are made a part of this Agreement.

            2. DEFINITIONS; SECTION REFERENCES. Capitalized terms not otherwise defined herein shall have the respective meanings set forth in the Reorganization Agreement.
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            3. APPOINTMENT OF ESCROW AGENT. ____________________ is hereby appointed and designated as the Escrow Agent for the purposes set forth herein, and the Escrow Agent hereby accepts such appointment subject to the provisions hereof.

            4. DELIVERIES TO ESCROW AGENT. With the execution of this
Agreement, Buyer is depositing with Escrow Agent cash in the amount of $3,100,000 (the "Deposited Amount" and as increased by any earnings thereon ("Escrow Earnings") and as reduced by any disbursements or amounts withdrawn under Section 6 hereof, the "Escrow Fund"). Escrow Agent acknowledges receipt thereof. All such funds in the Escrow Fund will be held in escrow by the Escrow Agent and will subsequently be transferred only in accordance with the terms and provisions of this Agreement.

            5. INVESTMENT OF FUNDS. Except as otherwise expressly provided herein, or as Buyer and Sellers may from time to time jointly instruct Escrow Agent in writing, the Escrow Fund shall be invested from time to time, to the extent possible, in direct obligations of the United States Government or any agency or instrumentality thereof, which are backed by the full faith and credit of the United States Government.

            6.    CLAIMS FOR ESCROWED FUNDS.

                  (a) From time to time on or after five (5) days following the Merger but no more than once a month, John F. Green, on behalf of Sellers, may submit to the Escrow Agent invoices, bills or other evidences of obligations due for services rendered by legal or other professionals on behalf of the Sellers (to the extent not paid by Buyer, AGS and/or Newco) in connection with the Reorganization Agreement and the transactions contemplated thereby ("Fee Statements"). With respect to each such Fee Statement submitted, Escrow Agent shall disperse, on behalf of the Sellers, an amount from the Escrow Fund sufficient to cover the amount indicated as due on such Fee Statement with said disbursements being paid to John F. Green and with him to make disbursement to such professionals; provided however, that, the total amount that may be withdrawn with respect to such Fee Statements shall in no event exceed the then amount of Escrow Earnings and further provided that John F. Green shall have obtained the prior consent of Buyer, which shall not be unreasonably withheld, with respect to each submission of any such invoices or bills to Escrow Agent before their submission to the Escrow Agent. The Escrow Agent shall be entitled to rely upon any submission from John F. Green provided to Escrow Agent as contemplated hereinabove.

                  (b) From time to time on or after five (5) days following the Merger but no more than once a month, John F. Green, may submit to the Escrow Agent a claim (an "ESOP Claim") with respect to an amount determined to be due as a result of the administration of or actions taken with regard to the ESOP prior to its merger into Buyer's 401(k) plan not otherwise covered and paid by any insurance policy then in effect; provided, however, that in no event shall the aggregate amount of all such claims

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exceed the sum of $1,000,000.00 plus any undisbursed (as permitted by Section
6(a) hereinabove or to pay the fees of the Escrow Agent) amount of the Escrow Earnings and further provided that John F. Green shall have obtained the prior consent of Buyer, which shall not be unreasonably withheld, with respect to each submission of an invoice for an ESOP claim to the Escrow Agent before their submission to the Escrow Agent. Any such ESOP Claim submitted shall specify the circumstances under which such ESOP Claim resulted and any information or documents relevant to such ESOP Claim and shall be offset by the full amount of insurance available to cover such ESOP Claim. The calculation of such offset shall be set forth in the ESOP Claim. The Escrow Agent shall dispense, on behalf of the Sellers, an amount from the Escrow Fund sufficient to cover the amount indicated as due on the ESOP Claim less any available insurance as also reflected thereon by disbursing funds to John F. Green who shall subsequently disburse such funds as otherwise required. The Escrow Agent shall be entitled to rely upon any submission from John F. Green, provided to Escrow Agent as contemplated hereinabove.

                  (c) From time to time on or before ____________, Buyer may give notice (a "First Notice") to Sellers specifying in reasonable detail the nature and dollar amount of any claim (a "Claim") it may have under Section 12.1 of the Reorganization Agreement. Within 30 days after submitting a First Notice with respect to any Claim, Buyer shall submit a Second Notice to Sellers specifying in detail and with appropriate backup the fixed dollar amount and nature of the claim and including all such information as Buyer is required to provide in its "Claim Notice" pursuant to Section 12.3 of the Reorganization Agreement and including calculations with respect to the aggregate amount of claims by Buyer, any tax benefits, insurance proceeds or other similar recovery or offset realized and the effect of the "Basket" limitations set forth in
Section 12.4 of the Reorganization Agreement. If Sellers give notice to Buyer disputing any Claim (a "Counter Notice") within 30 days following receipt by Sellers of the Second Notice regarding such Claim, such Claim shall be resolved as provided in Section 6(d) hereof. If no Counter Notice is received by Buyer within such 30 day period, then the dollar amount of damages claimed by Buyer as set forth in its Second Notice shall be deemed established for purposes of this Escrow Agreement and, at the end of such 30-day period, Buyer shall send to Escrow Agent, with a copy to Sellers, a letter ("Buyer's Letter") certifying that Buyer has complied with the provisions of this subsection 6(c), that Sellers have not provided a Counter Notice and that Buyer is entitled to withdraw from the Escrow Fund a specified sum. After five (5) business days after receipt by Escrow Agent of Buyer's Letter, Escrow Agent shall pay to Buyer the dollar amount claimed in Buyer's Letter from (and only to the extent of) the Escrow Fund. Escrow Agent shall not inquire into or consider whether a Claim complies with the requirements of the Reorganization Agreement and may rely upon Buyer's Letter.

            (d) If a Counter Notice is given with respect to a Claim, Escrow Agent shall make payment with respect thereto only in accordance with (i) joint written instructions of Buyer and Sellers or (ii) a final non-appealable order of a court of competent jurisdiction. Any court order shall be accompanied by a legal opinion of

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counsel for the presenting party satisfactory to Escrow Agent to the effect that the order is final and non-appealable. Escrow Agent shall act on such court order and legal opinion without further question.

            7. TERMINATION OF ESCROW. On _____________________, Escrow Agent shall pay and distribute the then amount of the Escrow Fund to each of the Sellers in the percentages as reflected on Schedule A attached hereof, unless
(i) any Claims are then pending, in which case an amount equal to the aggregate amount of such Claims (as shown in the Notices of such Claims) shall be retained by Escrow Agent in the Escrow Fund and the balance paid to Sellers or (ii) Buyer has given notice to Sellers and Escrow Agent specifying in reasonable detail the nature of any other claim it may have under Section 12.1 of the Reorganization Agreement with respect to which it is unable to specify the amount of such claim, in which case the entire Escrow Fund shall be retained by Escrow Agent, in either case until it receives joint written instructions of Buyer and Sellers or a final non-appealable order of a court of competent jurisdiction as contemplated by Section 6(d) with respect to the dispersement of the retained funds.

            8. ESCROW AGENT COMPENSATION. The Escrow Agent shall receive a fee as set forth on Schedule A, which is attached hereto and made a part hereof, for the services rendered hereunder and shall also be reimbursed for any reasonable out-of-pocket expenses actually incurred in connection with his duties under this Agreement. Buyer and Sellers agree that the entire cost of the Escrow Agent, or any person or organization acting on his behalf, including such expenses and other costs as may be reasonably incurred by the Escrow Agent in discharging his duties hereunder, shall be paid out of the Escrow Fund.

            9. APPOINTMENT OF AGENT FOR SELLERS. Each Seller hereby irrevocably appoints John F. Green as his or its agent, with full power and authority to act for him or it, for the purpose of performing the administrative duties to be performed under this Agreement, including, without limitation, delivering and receiving notices on behalf of the Sellers, submitting (or refraining to submit, if appropriate) Fee Statements, ESOP Claims or Counterclaims to the Escrow Agent in accordance with Section 6(a), (b) or (c) hereof, executing joint written instructions with the Buyer in accordance with Section 6(d) hereof, agreeing to extend any of the dates by which certain events must occur, and such other administrative activities as are described in this Agreement. Buyer and Newco are hereby authorized to rely upon any written documents executed by John Green in his capacity as Agent for the Sellers.

            10. DUTIES AND STANDARD OF CARE FOR ESCROW AGENT; INDEMNIFICATION.

                  10.1 ACCEPTANCE; RELIANCE. The Escrow Agent, by its signature affixed hereto, agrees to accept the duties and obligations of Escrow Agent as defined in this Agreement and acknowledges that it has received a copy of the Reorganization

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Agreement. The Escrow Agent shall be entitled to rely and shall be protected in acting in good faith reliance upon any provision of this Escrow Agreement, and shall be entitled to treat as genuine, and as the document it purports to be, any letter, paper or other document furnished to him by Buyer or Sellers, and believed by him in good faith to be genuine and signed by the appropriate party.

                  10.2 STANDARD OF CARE. Escrow Agent shall not be under any duty to give the Escrow Fund held by it hereunder any greater degree of care than it gives its own similar property and shall not be required to invest any funds held hereunder except as directed in this Agreement.

                  10.3 COMPLIANCE. The parties hereto agree, and the Escrow Agent is hereby expressly authorized, to comply with and obey any and all orders of any court, and any and all judgments and decrees of any court, and the Escrow Agent shall not be liable to any of the parties hereto or to any other person, firm, or corporation by reason of such compliance.

                  10.4 INDEMNIFICATION. Buyer, on the one hand, and Sellers, on the other hand, agree to indemnify and hold harmless the Escrow Agent from and against the amount of any and all liability, damages, claims, costs or expense arising out of the performance by the Escrow Agent of its duties and obligations pursuant to the terms of this Agreement, except those arising out of or resulting from its own gross negligence, willful malfeasance or fraud.

                  10.5 DISPUTES; RIGHT OF INTERPLEADER. Notwithstanding any provision hereof to the contrary, if the Escrow Agent shall be unable at any time to determine to whom the monies placed in escrow pursuant to this Agreement belong or if a dispute should develop between the parties concerning to whom such monies belong, then the Escrow Agent shall have the right by Bill of Interpleader to place the monies into a court and interplead the Buyer and Sellers with respect thereto, and thereafter the Escrow Agent shall be discharged of all obligations in connection with this Agreement. The written non-appealable decision of the court shall be binding, final and conclusive upon the parties. All cost incurred by the Escrow Agent in participating in any such dispute shall be borne by the nonprevailing party.

            11. SUCCESSOR AGENT. Escrow Agent (and any successor Escrow Agent) may at any time resign as such by delivering the Escrow Fund to any successor Escrow Agent jointly designated by Buyer and John Green in writing, or to any court of competent jurisdiction, whereupon Escrow Agent shall be discharged of and from any and all further obligations arising in connection with this Agreement. The resignation of Escrow Agent will take effect on the earlier of
(a) the appointment of a successor (including a court of competent jurisdiction) or (b) the day which is 30 days after the date of delivery of its written notice of resignation to the other parties hereto. If at that time Escrow Agent has not received a designation of a successor Escrow Agent, Escrow

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Agent's sole responsibility after that time shall be to retain and safeguard the
Escrow Fund until receipt of a designation of successor Escrow Agent or a joint written disposition instruction by the other parties hereto or a final non-appealable order of a court of competent jurisdiction.

            12. NOTICES. All payments, checks, notices, letters, requests, demands, and other communications required hereunder shall be in writing and shall be deemed to be duly given if delivered or mailed by registered or certified mail, postage prepaid, return receipt requested to the following addresses or such other address as the appropriate party may from time to time advise each other party hereto:

                  (a)   If the Buyer:

                           Consolidated Graphics, Inc.
                           5858 Westheimer, Suite 200
                           Houston, Texas 77057
                           Attention:  Joe R. Davis, Chief Executive Officer

                        With a copy to:

                           R. Clyde Parker, Jr., Esq.
                           Winstead Sechrest & Minnick P.C.
                           910 Travis, Suite 2400
                           Houston, Texas 77002-5895

                  (b) If the Sellers:

                        c/o John F. Green
                        ______________________________________
                        ______________________________________
                        ______________________________________

                        With a copy to:

                         Venable, Baetjer & Howard, LLP
                         1800 Mercantile Bank & Trust Building
                         Two Hopkins Plaza
                         Baltimore, Maryland 21201-2978
                         Attention: David M. Fleishman

                  (c)   If the Escrow Agent:

                        ______________________________________
                        ______________________________________
                        ______________________________________
                        ______________________________________

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            13.   MISCELLANEOUS.

                  13.1 WAIVER. Any failure of a party to promptly exercise its rights under this Agreement shall not constitute a waiver of such rights.

                  13.2 BENEFIT AND ASSIGNMENT. This Agreement shall be binding upon and shall inure to the benefit of the parties hereto and their respective successors and assigns. No person or entity other than the parties hereto is or shall be entitled to bring any action to enforce and provisions of this Agreement against any of the parties hereto, and the covenants and agreements set forth in this Agreement shall be solely for the benefit of, and shall be enforceable only by, the parties hereto or their respective successors and assigns.

                  13.3 FURTHER ASSURANCES. Each of the parties hereto hereby agrees to take or cause to be taken such further actions, and to execute, deliver and file or cause to be executed, delivered and filed such further documents and instruments, as may be reasonably necessary in order to fully effectuate the purposes, terms and conditions of this Agreement.

                  13.4 HEADINGS. The section headings in this Agreement have been inserted for convenience of reference only and shall not be given any effect in the construction or interpretation, of this Agreement.

                  13.5 GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Maryland (without regard to principles of conflict of laws).

                  13.6 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, and all of which together shall constitute one and the same instrument.

                  13.7 AMENDMENT. This Agreement may only be amended by a written agreement executed by all of the parties hereto and delivered to the Escrow Agent, and any such amendment shall not be effective until and unless such a fully executed amended agreement has been so delivered to the Escrow Agent.


                   [THIS SPACE IS INTENTIONALLY LEFT BLANK]

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            IN WITNESS WHEREOF, the parties hereto have duly executed this
Agreement as of the date first written above.


WITNESS:                            AUTOMATED GRAPHIC SYSTEMS, INC.

___________________                 By:   _______________________
                                    Name:
                                    Title:


                                    SHAREHOLDERS:


___________________                 _______________________________
                                    John F. Green


___________________                 _______________________________
                                    Lawrence Schindel


___________________                 _______________________________
                                    Kevin Cassis


___________________                 _______________________________
                                    Kenneth Lemmert


___________________                 _______________________________
                                    Christopher Carpenter

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                                    AUTOMATED GRAPHIC SYSTEMS,
                                    INC. EMPLOYEE STOCK OWNERSHIP PLAN


___________________                 By: _______________________
                                        John F. Green, Trustee


___________________                 By: _______________________
                                        Edward Pittman, Trustee

                                    ___________________________
                                    ___________________________


___________________                 By: _______________________
                                    Name:
                                    Title:

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                                   SCHEDULE A


      $________ a year plus any customary bank charges for any banking activity, such as , for example, fees to maintain a checking account, purchase of investments and wire transfers.